                                                                 Exhibit 99.h(3)


                              AMENDED AND RESTATED
                            FUND ACCOUNTING AGREEMENT


         AGREEMENT made this 27th day of June, 1994, as most recently amended and restated on June 17, 1998, (the "Agreement") between SUMMIT INVESTMENT TRUST (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES OHIO, INC. ("BISYS") (formerly, The Winsbury Service Corporation), a corporation organized under the laws of the State of Ohio and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

         WHEREAS, the Trust desires that BISYS perform certain fund accounting services for each investment portfolio, and any classes of each investment portfolio, of the Trust identified on Schedule A hereto, as such Schedule shall be amended from time to time (such investment portfolios individually referred to herein as the "Fund" and collectively as the "Funds"); and

         WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1. Services as Fund Accountant. BISYS will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"):

                  (a) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

                  (b) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

                  (c)      Separate ledger accounts required by subsection
                           (b)(2)(ii) and (iii) of the Rule; and

                  (d) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

                  In addition to the maintenance of the books and records specified above, BISYS shall perform the following accounting services daily for each Fund and its classes:




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                  (a)      Calculate the net asset value per share;

                  (b) Calculate the dividend and capital gain distribution, if any;

                  (c)      Calculate the yield;

                  (d)      Reconcile cash movements with the Fund's custodian;

                  (e) Verify and reconcile with the Fund's custodian all daily trade activity;

                  (f)      Provide the following reports:

                           (i)     A current security position report;

                           (ii) A summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security); and

                           (iii)   A current cash position report; and

                  (g) Such other similar services with respect to a class of a Fund as may be reasonably requested by the Trust.

         BISYS shall also perform the following additional accounting services for each Fund:

                  (a) Obtain at least daily for variable net asset value funds and weekly for money market funds actual dealer quotations, prices from a pricing service, or matrix prices on all portfolio securities (including those with less than 60 days to maturity) in order to mark the entire portfolio to the market; provided, however, that if prices cannot be so obtained, BISYS may rely upon prices provided by the Trust's investment adviser; and

                  (b) Prepare an interim balance sheet, statement of income and expense, and statement of changes in net assets for the Fund as of each month-end.

         2. Subcontracting. BISYS may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that BISYS shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor; and provided further, that BISYS shall be responsible, to the extent provided in
Section 7 hereof, for all acts of such subcontractor as if such acts were its own.




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         3.       Compensation. The Trust shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto.

         4. Reimbursement of Expenses. In addition to paying BISYS the fees described in Section 3 hereof, the Trust agrees to reimburse BISYS for BISYS' out-of-pocket expenses in providing services hereunder, including without limitation the following:

         (a) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust;

         (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Trust, the Trust's investment advisers or custodian, dealers or others as required for BISYS to perform the services to be provided hereunder;

         (c)      Costs of pricing the portfolio securities of each Fund;

         (d) The cost of microfilm or microfiche of records or other materials; and

         (e) Any expenses BISYS shall incur at the written direction of an officer of the Trust thereunto duly authorized.

         5. Effective Date. This Agreement shall become effective with respect to a Fund or its classes as of the date this Agreement was last amended as first written above (or, if a particular Fund or its classes are not in existence on that date for such Fund or its classes, on the date an amendment to Schedule A to this Agreement relating to the Fund or its classes is executed) (the "Effective Date").

         6. Term. This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder, until June 17, 2001, and thereafter shall be renewed automatically for successive one-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term; provided, however, that after such termination for so long as BISYS, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due BISYS and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the compensation described under Section 3 hereof, the amount of all of BISYS' cash disbursements for services in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, BISYS will provide the Trust with reasonable access to any Trust documents or records remaining in its possession. Written notice not to renew may be given for any reason, with



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or without "cause" (as defined below). This Agreement is terminable with respect to a particular Fund through a failure to renew the Agreement at the end of the initial or a subsequent one-year term; upon mutual agreement of the parties hereto; or for "cause" (as defined below) by the party alleging "cause," in any case on not less than 60 days' notice by the Trustees of the Trust or by BISYS.

         For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of it business; (c) financial difficulties on the part of the party to be terminated which is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case with respect to that party as the debtor under Title 11 of the United States Internal Revenue Code of 1986, as amended, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (d) any circumstance which substantially impairs the performance of the obligations and duties of the party to be terminated, or the ability to perform those obligations and duties as contemplated herein.

         If, for any reason other than "cause" as defined above, Fund Accountant is replaced as Fund Accountant, or if a third party is added to perform all or a part of the services provided by Fund Accountant under this Agreement (excluding any sub-accountant appointed by Fund Accountant as provided in Section 2 hereof), then the Trust shall make a one-time cash payment, as liquidated damages, to Fund Accountant equal to the balance due Fund Accountant for the remainder of the term of this Agreement, assuming for purposes of calculation of the payment that the asset level of the Trust on the date Fund Accountant is replaced, or a third party is added, will remain constant for the balance of the contract term.

         In the event the Trust is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that (i) the liquidated damages provision set forth above shall be applicable in those instances in which Fund Accountant is not retained to provide fund accounting services and (ii) for purposes of calculating the payment amount representing liquidated damages, the appropriate asset level of the Trust shall be the greater of: (i) the asset level calculated for the Trust at the time the Trust's Board of Trustees receives notification of an intention on the part of Fund management to effect such a business reorganization or liquidation; (ii) the asset level calculated for the Trust at the time the Trust's Board of Trustees formally approves such a business reorganization or liquidation; or (iii) the asset level calculated for the Trust on the day prior to the first day during which assets are transferred by the Trust pursuant to the plan of reorganization or liquidation. The one-time cash payment referenced above shall be due and payable on the day prior to the first day during which assets are transferred pursuant to the plan of reorganization or liquidation.

         The parties further acknowledge and agree that, in the event Fund Accountant ceases to be retained, as set forth above, (i) a determination of actual damages incurred by Fund Accountant would be extremely difficult, and
(ii) the liquidated damages provision contained herein is intended to adequately compensate Fund Accountant for damages incurred and is not intended to constitute any form of penalty.

         7. Standard of Care; Reliance on Records and Instructions; Indemnification. BISYS shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it with respect to its obligations and duties. A Fund agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or nonactions with respect to the performance of services under this Agreement with respect to such Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to BISYS by a duly authorized representative of the Trust; provided, that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties; and further provided, that prior to confessing any claim against BISYS which may be the subject of this indemnification, BISYS shall give the Trust written



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notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

         BISYS agrees to indemnify and hold harmless the Trust, its employees, agents, trustees, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or nonactions with respect to the performance of services under this Agreement with respect to any Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to the Trust by a duly authorized representative of BISYS if such actions taken or nonactions are due to BISYS' bad faith, willful misfeasance, negligence or reckless disregard of its obligations and duties with respect to the performance of services under this Agreement, provided that prior to confessing any claim against the Trust which may be the subject of this indemnification, the Trust shall give BISYS written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the Trust.

         8. Record Retention and Confidentiality. BISYS shall keep and maintain on behalf of the Trust all books and records which the Trust or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation the Rule and Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

         9. Uncontrollable Events. BISYS assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss to the extent that such damage, delay or loss is due to events and circumstances beyond its reasonable control.

         10. Reports. BISYS will furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by BISYS, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein no later than five business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within five days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Trust and any other recipient, and BISYS shall have no liability for errors or discrepancies



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therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after being requested to do so by the Trust.

         11. Rights of Ownership. All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

         12. Return of Records. BISYS may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

         13. Representations of the Trust. The Trust certifies to BISYS that: (1) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         14.      Representations of BISYS. BISYS represents and warrants that:
(1) the various procedures and systems which BISYS has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         15. Insurance. BISYS shall notify the Trust should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.




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         16.      Information to be Furnished by the Trust and Funds. The Trust
has furnished to BISYS the following:

                  (a) Copies of the Agreement and Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such declaration has been filed.

                  (b)      Copies of the following documents:

                           1.       The Trust's Bylaws and any amendments
                                    thereto; and

                           2. Certified copies of resolutions of the Trustees covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS thereunder.

                  (c) A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct BISYS in all matters.

                  (d) Two copies of the Prospectuses and Statements of Additional Information for each Fund.

         17. Information Furnished by BISYS. BISYS has furnished to the Trust the following:

                  (a)      BISYS' Articles of Incorporation.

                  (b)      BISYS' Bylaws and any amendments thereto.

                  (c) Certified copies of actions of BISYS covering the following matters:

                           1.       Approval of this Agreement, and
                                    authorization of a specified officer of
                                    BISYS to execute and deliver this Agreement;
                                    and

                           2. Authorization of BISYS to act as fund accountant for the Trust and to provide accounting services for the Trust.

         18. Amendments to Documents. The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in
Section 16 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Trust which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first obtains BISYS' approval of such amendments or changes.




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         19.      Compliance with Law. Except for the obligations of BISYS set forth in Section 8 hereof, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

         20. Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: 3435 Stelzer Road, Columbus, Ohio 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         21. Headings. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         22. Assignment. This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party.

         23. Governing Law. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

         24. Limitation of Liability of the Trustees and Shareholders. The names "Summit Investment Trust" and "Trustees of Summit Investment Trust" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of March 8, 1994, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Summit Investment Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.






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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year this Agreement was last amended as first above written.


SUMMIT INVESTMENT TRUST                     BISYS FUND SERVICES OHIO, INC.


By: /s/ Craig C. Rudesill                   By: /s/ Walter B. Grimm
   -----------------------                     -------------------------

Name: Craig C. Rudesill                     Name: Walter B. Grimm
     ---------------------                       -----------------------

Title: Secretary                            Title: Senior Vice President
      --------------------                        ----------------------




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                                          Dated: June 27, 1994, as most recently
                                          amended and restated on June 17, 1998


                                   SCHEDULE A
                                     TO THE
                 AMENDED AND RESTATED FUND ACCOUNTING AGREEMENT
                         BETWEEN SUMMIT INVESTMENT TRUST
                       AND BISYS FUND SERVICES OHIO, INC.



     NAME OF FUND
     ------------

Summit High Yield Fund

Summit Emerging Markets Bond Fund



                                    SUMMIT INVESTMENT TRUST

                                    By: /s/ Craig C. Rudesill
                                       --------------------------------

                                    Name: Craig C. Rudesill
                                         ------------------------------

                                    Title: Secretary
                                          -----------------------------

                                    Date:  6-18-98
                                         ------------------------------


                                    BISYS FUND SERVICES OHIO, INC.


                                    By: /s/ Walter B. Grimm
                                       --------------------------------

                                    Name: Walter B. Grimm
                                         ------------------------------

                                    Title: Senior Vice President
                                          -----------------------------

                                    Date:  6-18-98
                                         ------------------------------

                                          Dated: June 27, 1994, as most recently
                                          amended and restated on June 17, 1998



                                   SCHEDULE B
                                     TO THE
                 AMENDED AND RESTATED FUND ACCOUNTING AGREEMENT
                         BETWEEN SUMMIT INVESTMENT TRUST
                       AND BISYS FUND SERVICES OHIO, INC.


                                      FEES

SUMMIT HIGH YIELD FUND

         BISYS shall be entitled to receive a fee from the Fund at the annual rate set forth below plus BISYS' reasonable out-of-pocket expenses incurred in the performance of its services as provided in Section 4 of the Fund Accounting Agreement to which this Schedule B is attached, with a minimum fee of $30,000 per taxable Fund.

                  .03% of the Fund's average daily net assets up to $250 million

                  .025% of the Fund's average daily net assets in excess of $250 million up to $500 million

                  .01% of the Fund's average daily net assets in excess of $500 million

SUMMIT EMERGING MARKETS BOND FUND

         BISYS shall be entitled to receive a fee from the Fund at the annual rate set forth below plus BISYS' reasonable out-of-pocket expenses incurred in the performance of its services as provided in Section 4 of the Fund Accounting Agreement to which this Schedule B is attached, with a minimum fee of $45,000 per taxable Fund.

                  .05% of the Fund's average daily net assets up to $250 million

                  .035% of the Fund's average daily net assets in excess of $250 million up to $500 million

                  .02% of the Fund's average daily net assets in excess of $500 million

MULTIPLE CLASSES OF SHARES

         Funds which have two or more classes of shares each having different net asset values or paying different daily dividends are subject to an additional annual fee of $5,000 per additional class.

                                    SUMMIT INVESTMENT TRUST


                                    By: /s/ Craig C. Rudesill
                                       --------------------------------

                                    Name: Craig C. Rudesill
                                         ------------------------------

                                    Title: Secretary
                                          -----------------------------

                                    Date:  6-18-98
                                         ------------------------------


                                    BISYS FUND SERVICES OHIO, INC.


                                    By: /s/ Walter B. Grimm
                                       --------------------------------

                                    Name: Walter B. Grimm
                                         ------------------------------

                                    Title: Senior Vice President
                                          -----------------------------

                                    Date:  6-18-98
                                         ------------------------------